Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SciClone ANNOUNCES PRELIMINARY 2015 REVENUE

Company Achieves Revenue Expectations For 2015

Foster City, Calif. – January 11, 2016 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced its preliminary 2015 revenue results, and that it has achieved its revenue expectations for 2015.

For 2015, the Company expects 2015 sales revenues of between $157 and $158 million, which are at the high end of the guidance of $153 million to $158 million, and which represent an approximate 16% increase of its core business revenue over 2014.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer commented: “We are very pleased with the continued growth of our core business in 2015, led by ZADAXIN® which continues to be a major growth driver for our company. In 2016, we anticipate continued growth of ZADAXIN, as well as increased momentum in our oncology product portfolio. The commercial launch of DC Bead® for liver cancer was an exciting 2015 achievement, and we look forward to building its sales ramp in 2016. The China pharmaceuticals market continues to represent significant growth opportunities for SciClone. We have an excellent reputation for high quality products and commercial execution, and strong industry relationships with partners and suppliers. We intend to seek additional in-licensing opportunities to expand our product portfolio and drive near- and long-term growth. We believe that our commitment to compliance is an important market differentiator, and supports our standing as a partner-of-choice in the China pharma market.”

SciClone expects to report its complete fourth quarter and full-year 2015 financial results in March 2016, and plans to provide full-year 2016 financial guidance at that time. In November 2015, in conjunction with reporting its third quarter 2015 financial results, SciClone revised upwards its 2015 full-year non-GAAP earnings per share (EPS) guidance to between $0.93 and $0.97, up from its original guidance of between $0.73 and $0.77, and expects to achieve that target.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected future events and SciClone’s financial results and expectations, including, without limitation, statements regarding SciClone’s business strategy and growth, product and development portfolios, market opportunities and forecasted financial results.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the dependence of SciClone’s sales of ZADAXIN in China; the on-going SEC and DOJ regulatory investigations, settlement discussions and expenses related thereto, including potential fines and/or other remedies; SciClone’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2015 and 2016; SciClone’s ability to implement and maintain controls over its financial reporting; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; operating an international business, including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Although SciClone has been engaged in settlement discussions with the SEC, SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, SciClone has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.